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       Exhibit 11 - Statement Re:  Computation of Basic and Diluted
               Earnings Per Share (Unaudited)


        				     Three Months Ended June 30,         Six Months Ended June 30,
                 ___________________________         _________________________
                 					1999	      	1998              		 1999	        	1998
                      ____        ____                 ____          ____

BASIC EARNINGS PER
  SHARE

 Net Income		         $  5,650	   $ 4,802		            $12,885	      $10,959
                      ========    =======              =======       =======
	Weighted average
  shares	outstanding    13,477	    13,351	              13,485	       13,373
                      ========    =======              ========      =======

	Basic earnings per
  share	              $    .42	   $   .36		            $   .96	     $    .82
                      ========    =======              =======      ========

DILUTED EARNINGS
 PER SHARE

	Weighted average
  number of	shares
  outstanding	         13,477       13,351		            13,485      		13,373

	Net effect of
 dilutive stock
	options, based on
 the treasury	stock
 method		                   2	          19		                 1            18
                      _______     _________           _________      ________

	Total diluted shares
  used in	computation  13,479	      13,370	          	  13,486      		13,391
                     =========    =========           ==========     =========

	Diluted earnings
  per share	         $    .42	    $    .36		          $    .96	      $   .82
                     ========     =========           ==========     =========


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